                                                                    EXHIBIT h(4)

                              ALLOCATION AGREEMENT

                        INVESTMENT COMPANY BLANKET BOND

         THIS AGREEMENT made as of this 24th day of September, 2003 by and among any of the Funds listed on Schedule A attached hereto and any separate classes thereof and all future investment companies and any separate classes thereof (the "Funds"), which are named insureds under a joint Investment Company Blanket Bond, as described below, and for which ING Investments, LLC (the "Manager") acts as investment manager is entered into under the following circumstances:

              A. Section 17(g) of the Investment Company Act of 1940, as amended (the "1940 Act") provides that the U.S. Securities and Exchange Commission (the "SEC") is authorized to require that directors, officers and employees of registered investment companies be covered under a liability, errors and omissions insurance policy, and the SEC has promulgated roles and regulations dealing with this subject ("Rule 17g-1");

              B. The Funds are named as joint insureds under the terms of a joint Investment Company Blanket Bond (the "Bond") which provides first party coverage against direct loss to each and all insured Funds arising out of employee dishonesty, loss of property-on premises or in transit, forgery or alteration, counterfeit currency or forged securities. The Bond provides coverage for the insured Funds, officers and Directors/Trustees and any other coverage as outlined in the Bond, by the directors, officers and employees;

              C. A majority of those members of the Board of Directors/Trustees of each of the Funds (the "Board"), who are not "interested persons" as defined by Section 2(a)(19) of the 1940 Act, have given due consideration to all factors relevant to the form, amount and apportionment of premiums and recoveries under the Bond and the Board of Directors/Trustees of each Fund has approved the term and amount of the Bond, the portion of the premium payable by that party, and the manner in which recovery on the Bond, if any, shall be shared by and among the parties thereto; and

              D. The Funds now desire to enter into the Agreement required by Rule 17g-1 of the 1940 Act to establish the manner in which recovery under the Bond, if any, shall be shared.

         NOW, THEREFORE, IT IS HEREBY AGREED by and among the parties as follows:

              1. Payment of Premiums. Each Fund shall pay a portion of the premium due under the Bond derived by multiplying the premium by a fraction, (i) the denominator of which is the total net assets of all the Funds combined, and
(ii) the numerator of which is the total net assets of each of the Funds individually. The net assets of the classes are deemed to be represented by the net assets of their respective Funds. Each of the Funds agrees that the appropriateness of the allocation of said premium will be determined no less often than annually. No adjustment of the allocation of said premium will be implemented without approval of the Board of each of the Funds.

              2.       Allocation of Recoveries.

              (a) If more than one of the parties hereto is damaged in a single loss for which recovery is received under the Bond, each such party shall receive that portion of the recovery which represents the loss sustained by that party, unless the recovery is inadequate to fully indemnify such party sustaining loss.

              (b) If the recovery is inadequate to fully indemnify each such party sustaining a loss, the recovery shall be allocated among such parties as follows:

                  (i) Each party sustaining a loss shall be allocated an amount equal to the lesser of its actual loss or the minimum amount of Bond, which would be required to be maintained by such party under a single Bond (determined as of the time of loss) in accordance with the provisions of Rule 17g-1.

                  (ii) The remaining portion of the proceeds shall be allocated to each party sustaining a loss not fully covered by the allocation under subparagraph (i) in the proportion that each such party's last payment of premium bears to the sum of the last such premium payments of all such parties. If such allocation would result in any party, which had sustained a loss receiving a portion of the recovery in excess of the loss actually sustained, such excess portion shall be allocated among the other parties whose losses would not be fully indemnified. The allocation shall bear the same proportion as each such party's last payment of premium bears to the sum of the last premium payments of all parties entitled to receive a share of the excess. Any allocation in excess of a loss actually sustained by any such party shall be reallocated in the same manner.

         3. Obligation to Maintain Minimum Coverage. Each of the Funds represents and warrants to each of the other parties hereto that the minimum amount of coverage required of it by Rule 17g-1 as of the date hereof is as reflected in the schedule attached hereto. Each of the Funds agrees that it will determine, no less than at the end of each calendar quarter, the minimum amount of coverage which would be required of it by Rule 17g-1 if a determination with respect to the adequacy of the coverage were currently being made. In the event that the total amount of the minimum coverage thus determined exceeds the amount of coverage of the then effective Bond, the Board of each of the Funds will be notified and will determine whether it is necessary or appropriate to increase the total amount of coverage of the Bond to an amount not less than the total amount of such minimums, or to secure such excess coverage for one or more of the parties hereto, which, when added to the total coverage of the Bond, will equal an amount of such minimums. Unless a Fund elects to terminate this Agreement (pursuant to Paragraph 4) and its participation in a joint Bond, each Fund agrees to pay its fair portion of the new or additional premium (taking into account all of the then existing circumstances).

         4. Continuation and Termination. This Agreement shall become effective on the date first written above, subject to the condition that each Fund's Board, including a majority of those Directors/Trustees who are not interested persons, as such term is defined in the 1940 Act, as amended, of the Manager, shall have approved this Agreement. This Agreement shall supersede all prior agreements relating to an allocation of premium on any joint Bond and shall apply to the present Bond coverage and any renewal or replacement thereof. It shall continue until terminated by any party hereto upon the giving of not less than sixty (60) days notice to the other parties hereto in writing.

         5. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. A written amendment of this Agreement is effective upon the approval of each Board and the Manager.

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed by their duly authorized officers as of the date first above written.

                                On Behalf of: All ING Funds Listed on Schedule A

                                By: /s/ Michael J. Roland
                                    ------------------------------------
                                        Michael J. Roland
                                        Executive Vice President

                                   SCHEDULE A

Brokerage Cash Reserves
ING Aeltus Money Market Fund
ING Balanced Fund
ING Bond Fund
ING Classic Principal Protection Fund I
ING Classic Principal Protection Fund II
ING Classic Principal Protection Fund III
ING Classic Principal Protection Fund IV
ING GET Fund - Series D
ING GET Fund - Series E
ING GET Fund - Series G
ING GET Fund - Series H
ING GET Fund - Series I
ING GET Fund - Series J
ING GET Fund - Series K
ING GET Fund - Series L
ING GET Fund - Series M
ING GET Fund - Series N
ING GET Fund - Series P
ING GET Fund - Series Q
ING GET Fund - Series R
ING GET Fund - Series S
ING GET Fund - Series T
ING GET Fund - Series U
ING GET Fund - Series V
ING Government Fund
ING Growth and Income Fund
ING Growth Fund
ING Index Plus LargeCap Fund
ING Index Plus MidCap Fund
ING Index Plus Protection Fund
ING Index Plus SmallCap Fund
ING International Growth Fund
ING Small Company Fund
ING Strategic Allocation Balanced Fund
ING Strategic Allocation Growth Fund
ING Strategic Allocation Income Fund
ING Technology Fund
ING Value Opportunity Fund
ING VP Balanced Portfolio, Inc.
ING VP Bond Portfolio
ING VP Growth and Income Portfolio
ING VP Growth Portfolio
ING VP Index Plus LargeCap Portfolio
ING VP Index Plus MidCap Portfolio
ING VP Index Plus SmallCap Portfolio
ING VP International Equity Portfolio
ING VP Money Market Portfolio
ING VP Small Company Portfolio
ING VP Strategic Allocation Balanced Portfolio
ING VP Strategic Allocation Growth Portfolio
ING VP Strategic Allocation Income Portfolio
ING VP Technology Portfolio
ING VP Value Opportunity Portfolio

                             ING FUNDS SERVICES, LLC
                            (FIDELITY BOND ANALYSIS)
                                 AUGUST 27, 2003

                                                                                      GROSS
                                                                                    ASSET SIZE                 MINIMUM BONDING
NAME OF FUND                                                                      CLASSIFICATION                 REQUIREMENT
------------                                                                      --------------               ---------------
ING VP BALANCED PORTFOLIO. INC.                         $1,271,085,898      1,000,000,000 to 1,500,000,000        1,250,000
                                                        --------------
       ING VP Balanced Portfolio                        $1,271,085,898

ING STRATEGIC ALLOCATION PORTFOLIOS. INC.               $  497,452,252        250,000,000 to 500,000,000            750,000
                                                        --------------
        ING VP Strategic Allocation Growth Portfolio    $  190,828,532
        ING VP Strategic Allocation Balanced Portfolio  $  181,460,031
        ING VP Strategic Allocation Income Portfolio    $  125,163,689

ING GET FUNDS                                           $3,225,916,284      3,000,000,000 to 3,500,000,000        2,100,000
                                                        --------------
        ING GET Fund - Series D                         $  332,274,033
        ING GET Fund - Series E                         $  373,932,741
        ING GET Fund - Series G                         $  182,681,299
        ING GET Fund - Series H                         $  134,886,070
        ING GET Fund - Series I                         $   79,144,000
        ING GET Fund - Series J                         $   65,279,272
        ING GET Fund - Series K                         $   75,970,855
        ING GET Fund - Series L                         $    70324,913
        ING GET Fund - Series M                         $  102,638,303
        ING GET Fund - Series N                         $  105,659,465
        ING GET Fund - Series P                         $  185,794,461
        ING GET Fund - Series Q                         $  195,663,782
        ING GET Fund - Series R                         $  183,686,997
        ING GET Fund - Series S                         $  276,641,045
        ING GET Fund - Series T                         $  209,206,979
        ING GET Fund - Series U                         $  215,697,846
        ING GET Fund- Series  V                         $  436,434,223

ING VP BOND PORTFOLIO                                   $1,246,847,072      1,000,000,000 to 1,500,000,000        1,250,000
                                                        --------------

        ING VP Bond Portfolio                           $1,246,847,072

ING VP MONEY MARKET PORTFOLIO                           $1,385,038,341      1,000,000,000 to 1,500,000,000        1,250,000
                                                        --------------
        ING VP Money Market Portfolio                   $1,385,038,341

ING VARIABLE FUNDS                                      $3,505,094,585      3,500,000,000 to 4,000,000,000        2,300,000
                                                        --------------
        ING VP Growth and Income Portfolio              $3,505,094,585

ING VARIABLE PORTFOLIOS, INC.                           $2,625,731,352      2,500,00,000 to 3,000,000,000         1,900,000
                                                        --------------
        ING VP Growth Portfolio                         $  208,719,953
        ING VP Index Plus LargeCap Portfolio            $1,218,757,878
        ING VP Index Plus MidCap Portfolio              $  349,946,217
        ING VP Index Plus SmallCap Portfolio            $  130,573,352
        ING VP International Equity Portfolio           $   33,720,337
        ING VP Small Company Portfolio                  $  380,042,246
        ING VP Technology Portfolio                     $   71,523,441
        ING VP Value Opportunity Portfolio              $  232,447,928

ING SERIES FUND, INC.                                   $3,000,641,373      3,000,000,000 to 3,500,000,000        2,100,000
                                                        --------------
        Brokerage Cash Reserves                         $  340,206,073
        ING Aeltas Money Market Fund                    $  297,538,698
        ING Balanced Fund                               $  115,930,370
        ING Bond Fund                                   $  143,576,217
        ING Classic Principal Protection Fund I         $  104,069,163
        ING Classic Principal Protection Fund II        $   89,286,201
        ING Classic Principal Protection Fund III       $   77,470,049
        ING Classic Principal Protection Fund IV        $   48,543,789
        ING Government Fund                             $   83,340,129
        ING Growth and Income Fund                      $  236,291,643
        ING Growth Fund                                 $  185,420,472
        ING Index Plus LargeCap Fund                    $  424,261,255
        ING Index Plus MidCap Fund                      $  105,772,290
        ING Index Plus Protection Fund                  $   41,355,484
        ING Index Plus SmallCap Fund                    $   38,463,164
        ING International Growth Fund                   $   59,401,767
        ING Small Company Fund                          $  300,206,600
        ING Strategic Allocation Balanced Fund          $   89,425,117

ING Strategic Allocation Growth Fund                    $    69,644,178
ING Strategic Allocation Income Fund                    $    48,616,059
ING Technology Fund                                     $    64,594,796
ING Value Opportunity Fund                              $    37,227,859

                                                                            MINIMUM BOND REQUIREMENT          12,900,000
                                                                            PRESENT COVERAGE                  15,000,000
                                                                            RESERVE                            2,100,000

TOTAL ASSETS COVERED                                    $16,757,807,157